EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 7 to Registration Statement No. 333-144975 of our report dated July 31, 2007 (October 10, 2007 as to the effects of the restatement discussed in Note 20 and October 24, 2007 as to the share reclassification described in Note 19) relating to the consolidated financial statements as of November 30, 2006 and 2005 and for each of the three years in the period ended November 30, 2006 of MSCI Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20), and our report dated October 10, 2007 (October 24, 2007 as to the share reclassification described in Note 17) relating to the consolidated financial statements as of and for the six months ended May 31, 2007 of MSCI Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 18), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

November 13, 2007